Exhibit 10.7

Execution Copy

CONFIDENTIAL

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made effective as of November 28, 2018 (the “Effective Date”), by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and Cullinan Management, Inc., a Delaware Corporation having an address at 1 Main Street, Suite 520 Cambridge, MA 02142 (“Cullinan”).

BACKGROUND

WHEREAS, Adimab is a leader in yeast-based, fully human antibody discovery and optimization using its proprietary core technology platform;

WHEREAS, Cullinan is a biotechnology company in the business of, among other things, developing and commercializing therapeutic products;

WHEREAS, Cullinan wishes to collaborate with Adimab on a variety of projects, potentially including: (i) the discovery and optimization of antibodies against Target(s) of Cullinan’s choosing, (ii) the optimization of existing Cullinan antibodies, and (iii) the generation of multispecific molecules which include proprietary Adimab CD3 antibodies together with one or more (x) antibodies discovered by Adimab, (y) optimized versions of Cullinan antibodies, and/or (z) Cullinan antibodies which have not been optimized by Adimab;

WHEREAS, in addition, Cullinan desires the right to take a research license to Adimab’s proprietary CD3 antibodies so that Cullinan may generate multispecific antibodies on its own; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Adimab and Cullinan hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms have the following meanings (and derivative forms of them will be interpreted accordingly):

1.1    “AAA” has the meaning set forth in Section 10.2(b) (Disputes Not Resolved Between the Parties).

1.2    “Adimab” has the meaning set forth in the recitals.

1.3    “Adimab CD3 Antibodies” means antibodies against CD3 generated by Adimab, which antibodies, either in physical form or as sequences, are delivered to Cullinan (and any Program-Benefited Antibodies generated therefrom).

1.4    “Adimab CD3 Antibody Know-How” means Know-How related to Adimab CD3 Antibodies. For clarity, [***].

1.5    “Adimab CD3 IP” means collectively Adimab CD3 Patents and Adimab CD3 Antibody Know-How.

1.6    “Adimab CD3 Patents” means [***].

1.7    “Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Cullinan).

1.8    “Adimab Materials” means any of [***].

1.9    “Adimab Platform Patents” means all Patents [***]

1.10    “Adimab Platform Technology” means all Patents and Know-How Controlled by Adimab or its Affiliates as of the Effective Date or during the Term that relate to [***]. For clarity, Adimab Platform Technology excludes [***].

1.11    “Adimab Platform Technology Improvement” means all [***].

1.12    “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

1.13    “Agreement” has the meaning set forth in the recitals.

1.14    “Back-Up Candidate” means a Product designated as a Back-Up Candidate by Cullinan in accordance with Section 4.4(d) (Back-Up Candidates), which Product is directed to the same Target (or, with respect to a multispecific antibody, the same set of Targets) as the designated Lead Product.

1.15    “Blended Multispecific Product” means a Multispecific Product in which exactly one of the antibodies is a Program-Benefited Antibody.

1.16    “CD3 License” means the license granted to Cullinan pursuant to Section 3.1(a)(ii) (Antibodies Generated by Cullinan During the CD3 License Term).

1.17    “CD3 License Option” has the meaning set forth in Section 3.2(a)(ii) (Option Exercise Under the CD3 License).

1.18    “CD3 License Term” means the date (a) beginning on the date on which Cullinan notifies Adimab that it wishes to commence the CD3 License Term and pays the first annual fee in accordance with Section 4.1(b) (Annual Access Fee), which notice and payment must occur within [***] of the Effective Date, and (b) ending on the date which is [***] after the date of such notice, unless earlier terminated by Cullinan.

1.19    “CD3 Product” means a [***].

1.20    “CD3 Research Plan” means the Research Plan adopted pursuant to a CD3 Research Program.

1.21    “CD3 Research Program” means a Research Program designed to generate CD3 Products [***].

1.22    “CDR” means the complementarity determining regions of an antibody as defined by the Kabat numbering scheme, or the Chothia numbering scheme, or the IMGT database.

1.23    “Combination Product” means [***].

1.24    “Commercially Reasonable Efforts” means the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a similarly situated biotechnology company to Cullinan would devote to a product of similar potential at a similar stage in development or product life, taking into account safety and efficacy; the competitiveness of alternative products; the proprietary position of the Product; pricing and reimbursement; difficulty in and costs of developing or manufacturing the Product in the market; regulatory strategy; the potential profitability of the Product; and all other relevant scientific, legal, technical, financial and commercial factors, without taking into account the royalty, milestone and other payments due to Adimab under this Agreement. Commercially Reasonable Efforts shall be determined on a country-by-country basis, and it is anticipated that the level of effort will change over time reflecting changes in the market and/or the status of the Product.

1.25    “Confidential Information” has the meaning set forth in Section 6.1(a) (Ownership of Confidential Information).

1.26    “Control” means, with respect to any Know-How or Patent, possession by a Party, directly or through an Affiliate, and whether by ownership or license (other than pursuant to this Agreement), of the ability to grant a license or sublicense as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.27    “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item, of any of its ingredients or formulations, or of any product containing such item or that is made using such item by virtue of such product containing or being made using such item; (b) a method of making or using any of the foregoing things referred to in (a); (c) an item used or present in the manufacture of any of the foregoing things referred to in (a) or (b) (for example, with respect to a biologic, any vector, plasmid or cell line used to manufacture such product or item or any ingredient in either of them); or (d) any method by which the foregoing things referred to in (a), (b), or (c) was discovered or identified, in the absence of a license or assignment, infringe a valid claim of such Patent.

1.28    “Cullinan” has the meaning set forth in the recitals.

1.29    “Cullinan Antibody” means a [***].

1.30    “Cullinan Collaborator” has the meaning set forth in Section 2.4(b) (Use of Third Party Contractors and Collaborators).

1.31    “Cullinan Collaborator Agreement” has the meaning set forth in Section 2.4(b) (Use of Third Party Contractors and Collaborators).

1.32    “Cullinan Format” means a proprietary multispecific format Controlled by Cullinan.

1.33    “Cullinan Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.34    “Cullinan Materials” means [***].

1.35    “Cullinan Product Know-How” means Know-How related to a Product. For clarity, [***].

1.36    “Cullinan Product Patent” means a Patent that Covers an [***].

1.37    “Cullinan Program Inventions” has the meaning set forth in Section 5.1(a)(iv) (Cullinan Program Inventions).

1.38    “Cullinan Proprietary Antibody” means an antibody Controlled by Cullinan, [***].

1.39    “Cullinan Public Antibody” means an antibody whose sequence is provided to Adimab by Cullinan, [***].

1.40    Delivery Fee” means the [***].

1.41    “Dispute” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.42    “Effective Date” has the meaning set forth in the recitals.

1.43    “Europe” means the European Economic Area (as of the Effective Date), and Switzerland.

1.44    “Evaluation Term” means, with respect to a Research Program, the time period beginning upon the Final Delivery with respect to such Research Program and ending on the earlier of [***].

1.45    “Excluded Technology” means technology (and the Patents that Cover and the Know-How that embodies such technology) related to:

(a)    [***];

(b)    [***];

(c)    [***];

(d)    [***];

(e)    [***];

(f)    [***];

(g)    [***];

(h)    [***]; and

(i)    [***].

1.46    “Field” means [***].

1.47    “Final Delivery” means, on a Research Program-by-Research Program basis, the delivery by Adimab to Cullinan of [***] for such Research Program. For clarity, if there are multiple deliveries of sequences of Program Antibodies during the course of a Research Program (e.g., one delivery with respect to the Program Antibodies generated through the initial discovery process and a subsequent delivery of sequences of Program Antibodies with respect to optimization of the initially delivered Program Antibodies into new, optimized Program Antibodies), then Final Delivery shall mean only the last of such deliveries; provided, however, that in the event that [***] passes from the most recent delivery of Program Antibodies from Adimab to Cullinan under a Research Program and Cullinan has not submitted a list of Program Antibodies for additional work (e.g., optimization) with respect to such Research Program, then such delivery will be deemed to be the Final Delivery under such Research Program, even if the possibility exists that Adimab will perform additional work with respect to such Research Program (and even if Adimab actually subsequently performs additional work with respect to such Research Program).

1.48    “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Approval (and, if applicable, pricing approval) for such Product has been received in such country. For the avoidance of doubt, a first sale for compassionate use or named patient program sales shall not constitute a First Commercial Sale for purposes of this Agreement.

1.49    “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing under this Agreement will not be excused by reason of a Force Majeure affecting the payor.

1.50    “FTE” means the equivalent of a full-time employee’s working days over a [***] period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of [***] per [***] period of work performed by a fully qualified Adimab employee or consultant in a Research Program. To provide an FTE over a given period that is less than a year means to provide the proportionate share (corresponding to the proportion that such period bears to a full year) during such period of a full year’s FTE.

1.51    “FTE Rate” means [***] per FTE.

1.52    “Grant Back Exclusion” means, with respect to any given Cullinan Product Patent, [***].

1.53    “Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.54    “Know-How” means all technical information and know-how in any tangible or intangible form, including (a) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (b) all data, instructions, processes, formulae, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines. Notwithstanding the foregoing, Know-How excludes Patent claims.

1.55    “Lead Product” means the Product designated as a Lead Product by Cullinan in the context of identifying a Back-Up Candidate in accordance with Section 4.4(c) (Back-Up Candidates).

1.56    “Licensee” means a Third Party to whom Cullinan has granted, directly or indirectly through multiple tiers, rights to research, develop, manufacture, and/or commercialize Program-Benefited Antibodies; provided, however, that Licensees will exclude Third Party Contractors and any other fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity for the benefit of Cullinan. For clarity, licensees of the rights assigned to Cullinan by Adimab and sublicensees of the license granted by Adimab to Cullinan pursuant to Section 3.2 (Commercial Rights) will be Licensees.

1.57    “Licensee Agreement” has the meaning set forth in Section 3.2(b)(iii) (Licensees).

1.58    “Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.59    “Major Region” means any of [***].

1.60    “Marketing Approval” means, within any given country, approval by the relevant regulatory agency to market a Product legally as a drug or biologic, such as approval by the United States Food & Drug Administration of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States), or approval by a comparable agency of a comparable filing in any other non-U.S. jurisdiction. Pricing approval need not be obtained for Marketing Approval to be achieved.

1.61    “Milestone Event” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.62    “Milestone Payment” has the meaning set forth in Section 4.4(a) (Milestone Events).

1.63    “Multispecific Antibody” means [***].

1.64    “Multispecific Delivery Fee” has the meaning set forth in Section 4.2(b)(iii) (Multispecific Delivery Fee).

1.65    “Multispecific Product” means a Product that contains or is comprised of a Multispecific Antibody.

1.66    “Naïve Discovery Delivery Fee” has the meaning set forth in Section 4.2(b)(i) (Naïve Discovery Delivery Fee).

1.67    “Naïve Library” means an antibody library containing at least [***].

1.68    “Net Sales” means the gross amounts invoiced for a Product by Cullinan, its Affiliates and its Licensees for sales or other disposition of such Product to a Third Party purchaser, less the following, to the extent that the following are directly incurred with respect to a Product, or allocated specifically to a Product in accordance with generally accepted accounting principles consistently applied across the books and records of Cullinan and its Licensees, as applicable:

(a)    [***]

(b)    [***]

(c)    [***]

(d)    [***]

(e)    [***]

(f)    [***]

(g)    [***]

For the avoidance of doubt, [***].

[***].

[***].

[***].

1.69    “Non-Optioned Antibodies” means any Program Antibody with respect to which the Evaluation Term has expired and which was not selected by Cullinan pursuant to the exercise of an Option under Section 3.2(a), and any Program-Benefited Antibody generated from such Program Antibody.

1.70    “North America” means the United States, including its territories and possessions, Canada, and Mexico.

1.71    “Optimization Completion Fee” has the meaning set forth in Section 4.2(b)(ii) (Optimization Completion Fee).

1.72    “Optimized Cullinan Antibody” means a [***].

1.73    “Optimized Cullinan Product” means [***].

1.74    “Option” means collectively the Program Antibody Option and the CD3 License Option.

1.75    “Option Fee” has the meaning set forth in Section 4.3 (Option Fee).

1.76    “Optioned Antibody” means any Program Antibody selected by Cullinan pursuant to Section 3.2(a)(i) (Option Exercise for Research Programs) or 3.2(a)(ii) (Option Exercise Under the CD3 License), and any Program-Benefited Antibody generated from such Program Antibody. For clarity, Optioned Antibodies may include Multispecific Antibodies, including CD3 Products.

1.77    “Optioned Program Antibody Patents” means those Program Antibody Patents that Cover Optioned Antibodies and do not disclose Non-Optioned Antibodies.

1.78    “Original Product” has the meaning set forth in Section 4.4(f) (Milestone Payments for Subsequent Products).

1.79     “Party” means Adimab or Cullinan.

1.80    “Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and re-issue, re-examination, renewal and extended patents; and any rights associated with extended patent terms, including Patent Term Adjustment (PTA), Patent Term Extension (PTE), Supplementary Protection Certificates (SPC); and other similar rights.

1.81    “Phase I Trial” means a human clinical trial (whether a Phase Ia or a Phase Ib trial) in any country of the type described in 21 C.F.R. §312.21(a), or an equivalent clinical study required by a regulatory authority outside of the United States.

1.82    “Phase II Trial” means a human clinical trial conducted in any country of the type described in 21 C.F.R. §312.21(b), or an equivalent clinical study required by a regulatory authority outside of the United States.

1.83    “Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. § 312.21(c), or an equivalent clinical study required by a regulatory authority outside the United States. For purposes of this Agreement, a human clinical trial that combines elements of two different phases of clinical trial will be deemed to be the more advanced type of clinical trial (e.g., a Phase II /III clinical trial will be deemed a Phase III Trial).

1.84    “Product” means any actual or potential product that comprises or contains one or more Program-Benefited Antibodies (whether or not such product is, is intended to be, or was under evaluation for safety, efficacy, or other factors, and whether or not such Product has been formulated for delivery).

1.85    “Program Antibody” means [***].

1.86    “Program Antibody Option” has the meaning set forth in Section 3.2(a)(i) (Option Exercise For Research Programs).

1.87    “Program Antibody Patents” means, for a Target other than CD3, Patents that (a) Cover a Program-Benefited Antibody or any Product and (b) do not Cover Adimab Platform Technology or Adimab Platform Technology Improvements.

1.88    “Program-Benefited Antibody” means [***].

1.89     “Program Inventions” means any invention that is conceived and/or first reduced to practice in the course of or as a result of the activities conducted under this Agreement (including in exercise of a license under this Agreement). For clarity, Program Inventions include all Know-How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties pursuant to this Agreement.

1.90    “Program Patent” means any Patent Covering a Program Invention.

1.91    “Research Committee” has the meaning set forth in Section 2.2(a) (Scientific Research Committee).

1.92    “Research Plan” means, on a Target-by-Target basis, the research plan agreed upon by the Parties with respect to a Target in accordance with Section 2.1(a) (Research Plans) hereof, which shall include the number of expected FTEs to be expended on the project by Adimab and the relevant deliverables and timelines.

1.93    “Research Program” means, on a Target-by-Target basis, a program of research conducted under this Agreement in accordance with a Research Plan for such Target. For clarity, in the event that [***].

1.94    “Research Term” means the period beginning on the date on which Adimab commences work on a Research Program, as specified in the Research Program, and ending, on a Research Program-by-Research Program basis, upon Adimab’s Final Delivery under a Research Plan; provided, however, that in the event that Adimab is unable to deliver antibodies pursuant to a Research Plan within [***] of commencing work on such Research Plan, then either Party may terminate the Research Term at such point.

1.95    “Royalty Payment” has the meaning set forth in Section 4.5 (Royalty Payments).

1.96    “Royalty Term” means, on a Product-by-Product and country-by-country basis, the term ending at the later of (a) [***] after the First Commercial Sale of such Product in such country and (b) the expiration of the last issued and not expired, permanently revoked, or invalid claim within a Program Patent Covering such Product.

1.97    “Senior Executive Discussions” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.98    “Sequence IP” means Patents that Cover, and Know-How related to, the amino acid sequence of an antibody (including any Program-Benefited Antibody), including the CDRs.

1.99    “Subsequent Product” has the meaning set forth in Section 4.4(f) (Milestone Payments for Subsequent Products).

1.100    “TAA Target” means the Target(s) of antibodies in a CD3 Product other than CD3.

1.101    “Target” means a target selected by Cullinan pursuant to Section 2.1 (Research Programs).

1.102    “Target Nomination Period” means the term beginning on the Effective Date and ending [***] after the Effective Date.

1.103    “Target Questionnaire” means the form of target questionnaire attached hereto as Exhibit A.

1.104    “Term” will have the meaning set forth in Section 9.1 (Term).

1.105    “Third Party” means an entity other than a Party.

1.106    “Third Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.107    “Third Party Contractors” means (a) Third Parties that provide services on a fee-for-service basis, such as contract research organizations, contract manufacturers, and the like, and (b) Third Party academic collaborators, in each case, so long as (x) any agreement between Cullinan and such Third Party service provider or Third Party academic collaborator is terminable at will upon reasonable notice by Cullinan and (y) such Third Party service provider or Third Party academic collaborator does not obtain any rights (or with respect to a Third Party academic collaborator, grants Cullinan an option to obtain rights, which option shall be described to Adimab in reasonable detail and which option Cullinan hereby agrees to exercise upon request by Adimab) to research, develop, manufacture, commercialize, or patent any Program-Benefited Antibodies, and provided, for clarity, such Third Party may be granted rights to perform the contracted services, and (z) such Third Party service provider or Third Party academic collaborator is bound to substantially similar confidentiality and non-use obligations as Cullinan is bound to under this Agreement.

1.108    “Third Party Intellectual Property Licenses” means Patent licenses obtained by Cullinan (or its Affiliate or Licensee) after Cullinan (or such Affiliate or Licensee) determines in good faith that one or more such Patent licenses from Third Parties are reasonably required by Cullinan (or such Affiliate or Licensee) because such Patents Cover the way in which Program Antibodies were discovered or optimized using Adimab Platform Technology or Adimab Platform Technology Improvements under a Third Party Patent Covering the Adimab Platform Technology and/or Adimab Platform Technology Improvements, in order to avoid Third Party claims of patent infringement relating to the discovery or optimization of an Optioned Antibody, which claims are reasonably believed by Cullinan (or its Affiliate or Licensee) to be reasonably likely not to be dismissed or invalidated in any derivation or post-grant proceeding or at summary judgment, and are reasonably likely to succeed overall. For clarity, Third Party Patent Licenses explicitly exclude licenses to any Excluded Technology or Sequence IP.

1.109    References in the body of this Agreement to “Sections” or “Articles” refer to the sections or articles of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them will be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others).

1.110    To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes full-length antibodies and other proteins such as peptides that constitute antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and multispecific antibodies (e.g., bispecifics and trispecifics) and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material or sequences. Throughout this Agreement, the term “sequence” means both the amino acid sequence and nucleic acid sequence and a sequence may be identified either explicitly (e.g., by identifying the specific sequences) or implicitly (e.g., by referencing specific substitutions to the sequence of an antibody).

ARTICLE 2

RESEARCH PROGRAMS

2.1	Research Programs.

(a)    Research Plans. The Parties intend to collaborate on different types of Research Programs pursuant to this Agreement, including: (1) Research Programs pursuant to which Adimab will discover [***], (2) Research Programs pursuant to which Adimab will generate Optimized Cullinan Antibodies, and (3) Research Programs pursuant to which Adimab will generate Multispecific Products based on the Target combinations identified by Cullinan, which may include CD3 Products and other Multispecific Antibodies. As set forth below, Adimab shall use Commercially Reasonable Efforts to commence Research Programs and each Research Plan hereunder promptly.

(i)    Research Plans for Targets Other Than CD3. [***].

(ii)    CD3 Research Plans. [***].

(b)    Conduct of Research. Each Research Program shall be conducted in accordance with the applicable Research Plan. Each Party shall use its Commercially Reasonable Efforts to perform the activities assigned to such Party in a Research Plan and to achieve the timeline(s) set forth in such Research Plan. Adimab’s obligation to start performance of a particular Research Program hereunder will be reasonably subject to (i) the availability of reagents of sufficient quality and quantity, and (ii) the availability of Adimab researchers to perform such Research Program, but in no event will any delay be more than two (2) months from the date of quality control of the reagents described in clause (i). Adimab will provide Cullinan with reasonable notice as to the availability of its researchers to start performance of its obligations under a Research Plan at the time of negotiation of such Research Plan. Cullinan’s performance obligations under each Research Program shall be contingent upon Adimab providing the Adimab Materials set forth in the applicable Research Plan. Cullinan Materials are expected to include Target antigen of suitable quality for performance of the Research Program and such Cullinan Materials must pass Adimab’s reasonably implemented and tested quality control standards prior to commencing the Research Program. Adimab’s performance obligations under a Research Program shall expire at the end of the Research Term for such Research Program. Adimab will have the right to use Third Parties in the performance of its obligations under a Research Plan; provided, however, that: (i) Adimab first obtain Cullinan’s prior written consent (ii) Adimab shall be responsible for all such Third Parties and the engagement by Adimab of any Third Party shall not relieve Adimab of its obligations under this Agreement or any applicable Research Plan; (iii) any such Third Party will have entered into a written agreement with Adimab that includes terms and conditions protecting and limiting use and disclosure of Confidential Information at least to the same extent as under this Agreement; (iv) such Third Party and its personnel have or will have executed prior to performing any such activities binding agreements to assign to Adimab all right, title and interest in and to any Patents and Know-How created, conceived or developed in connection with the performance of subcontracted activities; and (v) the written agreement between Adimab and any such Third Party pertaining to a Research Plan shall be consistent with the provisions of this Agreement.

2.2	Project Management.

(a)    Scientific Research Committee. Promptly after agreement of the first Research Plan, the Parties will form a steering committee consisting of [***] (the “Research Committee”) to oversee all Research Plans. The Research Committee’s role is to facilitate communication regarding progress in relation to a Research Program and the collaboration generally. Either Party may change its Research Committee members upon written notice to the other Party. The Research Committee may meet in person or by teleconference or videoconference. Each Party will designate one of its Research Committee members as co-chair. The Research Committee will meet from time to time promptly after the date of a written request by either Party. Additional members representing either Party may attend any Research Committee meeting. The co-chairs will be responsible for circulating, finalizing and agreeing upon minutes of each meeting within [***] after the meeting date. Upon expiration of the final Research Term, the Research Committee will be disbanded.

(b)    Decision Making. The Research Committee will operate by consensus but solely within the limits specified in this Section 2.2 (Project Management), it being understood that if the co-chairs cannot agree with regard to a specific matter within their decision-making authority, no decision of the Research Committee will be deemed taken by the Research Committee. The Research Committee will have the limited authority to amend the Research Plans in a manner not substantially affecting resources required to perform a Party’s obligations hereunder. Except for the limited authority set forth in this Section 2.2 (Project Management), the Research Committee will not have any decision-making authority and in no event will the Research Committee have the power to amend or waive compliance with this Agreement.

(c)    Alliance Managers. Each Party will designate in writing within thirty [***] after the Effective Date an “Alliance Manager” to be the primary contact for such Party. The Alliance Manager will be responsible for managing communications between the Parties with respect to each Research Program, including responsibility for scheduling teleconferences and coordinating Research Committee meetings. Alliance Managers may also be members of the Research Committee. In no event will the Alliance Managers have the power to amend or waive compliance with this Agreement.

2.3	Reports; Records.

(a)    Reports By Adimab. At the junctures specified in a Research Plan (but no less than a quarterly basis), Adimab will provide written reports to Cullinan regarding such Research Plan and such written reports shall be treated as Confidential Information of Cullinan. Adimab will maintain records, in reasonable scientific and technical detail and in a manner appropriate for patent purposes, which will be complete and accurate and will fully and properly reflect all work done and results achieved in the performance of a Research Program. All such records shall be kept in sufficient detail to identify and report those research activities conducted by Adimab, for a period of at least [***] following completion or termination of the Research Plan. Adimab shall provide Cullinan with at least [***] written notice prior to destroying such records. Cullinan shall have the right to audit any such record upon reasonable written notice to Adimab, and to request and receive copies of such record.

(b)    Reports By Cullinan. For so long as Cullinan or any of its Affiliates, Licensees or sublicensees continue to generate, test, research, develop, or commercialize any Program-Benefited Antibodies, Cullinan will provide semi-annual written reports to Adimab which provide any data Cullinan is required to provide under a Research Plan and which will disclose updated information regarding the existence and stage of development of all Program-Benefited Antibodies since the date of the last report, and any advancements in the stage of development expected in the next year (e.g., from pre-clinical to Phase I Trial or from Phase III Trial to Marketing Approval) in the form attached hereto as Exhibit C. Such written report shall be Confidential Information of Cullinan. For clarity, the information reported by Cullinan after the Evaluation Term will be solely for the purpose of allowing Adimab to monitor the progress of development of Program-Benefited Antibodies and Products, and to monitor Cullinan’s obligations under this Agreement and for no other purpose.

2.4	Adimab Materials.

(a)    Use of Adimab Materials. Prior to exercise of the applicable Option, Cullinan and its Affiliates, subject to Section 3.3 (Comparison of Program-Benefited Antibodies to Other Antibodies), will only use Adimab Materials as is necessary to conduct research pursuant to Section 3.1(a) (Research Licenses to Cullinan) and to assess Program-Benefited Antibodies to determine whether to exercise the applicable Option. After exercise of the applicable Option, Cullinan, its Affiliates and Licensees will only use Adimab Materials to generate, research, develop, manufacture, and commercialize Optioned Antibodies and Products. Cullinan will not use Adimab Materials for any other purposes. Cullinan will not use physical embodiments of Adimab Materials delivered by Adimab to Cullinan in humans.

(b)    Use of Third Party Contractors and Collaborators. During the Research Term and the Evaluation Term, Cullinan may use Third Party Contractors and provide Adimab Materials to Third Party Contractors and Third Party collaborators subject to a written agreement (a “Cullinan Collaborator Agreement”) with Cullinan that includes rights or licenses with respect to a class of antibodies and excludes rights to specifically and identifiable Program-Benefited Antibodies (collectively, “Cullinan Collaborators”), in each case, to assist in assessing Program-Benefited Antibodies to determine whether to exercise an Option with respect to such Research Program; provided, however, that in the event that such Evaluation Term expires and Cullinan has not exercised the applicable Option, then Cullinan will terminate any rights provided to such Third Party Contractors and Cullinan Collaborators to the extent that such rights pertain to Program-Benefited Antibodies in a manner such that such Third Party Contractors and Cullinan Collaborators do not obtain any rights to research, develop, manufacture, commercialize, or patent (or an option to obtain such rights) with respect to any applicable Non-Optioned Antibodies and each such Third Party Contractor and Cullinan Collaborator is bound to substantially similar confidentiality and non-use obligations as Cullinan is bound to under this Agreement.

(c)    No Transfer to Third Parties Other than Third Party Contractors. During the Research Term or the Evaluation Term, Cullinan will not provide Adimab Materials or Program-Benefited Antibodies to any Third Party except as permitted pursuant to Section 2.4(b) (Use of Third Party Contractors and Collaborators). After expiration of the Evaluation Term, Cullinan will not provide any Non-Optioned Antibodies to any Third Party.

(d)    Title to Adimab Materials. Adimab retains title to the Adimab Materials, including all quantities of Program Antibodies that it provides under a Research Program, including during the Evaluation Term. At the expiration of the Evaluation Term for a Research Program, Cullinan will return to Adimab or destroy any Program-Benefited Antibodies in its possession on expiration of the Evaluation Term for such Research Program (at Adimab’s direction). Notwithstanding the foregoing, should Cullinan exercise the Option for a given Research Program, all right, title and interest in and to those Program-Benefitted Antibodies (which upon exercise of the Option for such Target shall become Optioned Antibodies to that Target) shall belong to and vest in Cullinan.

2.5    Cullinan Materials. Adimab will use the Cullinan Materials, including Cullinan Proprietary Antibodies (but, for clarity, excluding Cullinan Public Antibodies), solely to perform a Research Program for the applicable Target and for no other purpose. Cullinan retains title to the Cullinan Materials, including all quantities that it provides Adimab under a Research Program. Adimab will not transfer the Cullinan Materials to any Third Party accept in accordance with an agreed-upon Research Plan. Within thirty (30) days after the Research Term for such Target ends, Adimab will return to Cullinan or destroy any remaining Cullinan Materials (at Cullinan’s direction).

2.6    Certain Restrictions on the Use of Naïve Libraries and Antibodies.

(a)    Funded Discovery. Whether for a Third Party or Adimab’s own account, Adimab will not: [***].

(b)    Adimab Libraries.

(i)    Antibodies within Libraries. Adimab will not be required to physically remove from its libraries, or to prevent from being included in future libraries, any Program-Benefited Antibodies. Adimab hereby reserves the right for Adimab, and those deriving rights from Adimab, to include Program-Benefited Antibodies in antibody library(ies) transferred or licensed by Adimab to Third Parties (including the transfer of physical possession of samples of Program-Benefited Antibodies to a Third Party as part of the transfer of libraries in such transactions). For clarity, Third Party recipients of Adimab’s Platform Technology and/or Naïve Libraries are entitled to conduct any activity with respect to Program-Benefited Antibodies without contractual restriction from Adimab (although such activities may infringe Patents held by third parties, such as Patents covering a composition of matter held by Cullinan by virtue of the work performed by Adimab pursuant to this Agreement); provided, however, that Adimab and each of its Affiliates shall maintain a complete and accurate list of all Naïve Libraries used as part of the Research Programs.

(ii)    Use of Adimab Platform Technology by Platform Transferees. Nothing herein will prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology to a Third Party (including technical support in connection therewith) nor will anything herein require Adimab to in any way limit the use of the Adimab Platform Technology by Adimab or a Third Party; provided, however, that Adimab shall not provide any Third Party with any antibody library used in conducting any Research Program hereunder, and so long as Adimab complies with clauses (iii) and (iv) of Section 2.6(a) (Funded Discovery), and no such license or transfer shall in any way limit the licenses granted in Sections 3.1(a) (Research Liense to Cullinan) and 3.2(b)(ii) (License).

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1	Mutual Research Licenses.

(a)    Research Licenses to Cullinan.

(i)    Antibodies Generated in a Research Program. Subject to Section 3.3 (Comparison of Program-Benefited Antibodies to Other Antibodies), during the Research Term and Evaluation Term for a Research Program, Adimab, on behalf of itself and its Affiliates, hereby grants Cullinan and its Affiliates a worldwide, non-exclusive, license under the Adimab CD3 IP, Adimab Platform Patents, Adimab Platform Technology, Adimab Platform Technology Improvements, Adimab’s and its Affiliates’ interest in Program Inventions and Program Patents, and Program Antibody Patents to perform research in the Field for the purposes of performing Cullinan’s responsibilities and exercising Cullinan’s rights under this Agreement and a Research Plan hereunder and to evaluate Program Antibodies for purposes of determining whether to exercise an Option; provided, however, that (i) such license is sublicensable solely to Third Party Contractors and Cullinan Collaborators and (ii) such license excludes Excluded Technology.

(ii)    Antibodies Generated by Cullinan During the CD3 License Term. During the CD3 License Term, Adimab hereby grants Cullinan a worldwide, non-exclusive, license under the Adimab CD3 IP to perform research in the Field for the purposes of performing Cullinan’s responsibilities and exercising Cullinan’s rights under this Agreement and a Research Plan hereunder and evaluating Adimab CD3 Antibodies for purposes of creating CD3 Products and determining whether to exercise an Option; provided, however, that (i) such license is sublicensable solely to Third Party Contractors and Cullinan Collaborators and (ii) such license excludes Excluded Technology.

(b)    Research License to Adimab. During the Research Term and Evaluation Term for a Research Program, Cullinan hereby grants to Adimab a non-exclusive, non-sublicensable (except to permitted contractors of Adimab in accordance with Section 2.1(b) (Conduct of Research)), non-transferable license with respect to such Research Program under all Patents and Know-How Controlled by Cullinan which Cover or relate to the applicable Target subject to such Research Program (including any that so relate by claiming antibodies directed to such Target or a mechanism of action via the Target) or any Cullinan Materials, solely to perform Adimab’s responsibilities under the applicable Research Plan and for no other purpose.

3.2	Commercial Rights.

(a)    Option.

(i)    Option Exercise for Research Programs. On a Research Program-by-Research Program basis, Adimab hereby grants Cullinan the exclusive option (a “Program Antibody Option”) to obtain the licenses and assignments described in Section 3.2(b) (Development and Commercialization License and Assignment) for Optioned Antibodies (including CD3 Products) discovered during a Research Program, exercisable, in Cullinan’s sole discretion, on or before the expiry of the applicable Evaluation Term by written notice to Adimab accompanied by payment of the Option Fee for such Research Program. On a Research Program-by-Research Program basis, Cullinan will, in its written notice to exercise the Option, specify up to twenty (20) Program Antibodies as Optioned Antibodies.

(ii)    Option Exercise Under the CD3 License. On a CD3 Product-by-CD3 Product basis, Adimab hereby grants Cullinan the exclusive option (a “CD3 License Option”) to obtain the licenses and assignments described in Section 3.2(b) (Development and Commercialization License and Assignment) for CD3 Products discovered by Cullinan pursuant to the CD3 License during the CD3 License Term. Such CD3 License Option is exercisable, in Cullinan’s sole discretion, by written notice to Adimab at any time prior to the commencement of IND-enabling toxicology studies with respect to such CD3 Product, and such exercise notice will be accompanied by payment of the Option Fee. Cullinan may, in its written notice to exercise the CD3 License Option, specify up to [***] CD3 Products against the same Target combination as Optioned Antibodies.

(iii)    Additional Optioned Antibodies. Notwithstanding the limitation to [***] Program Antibodies set forth in Section 3.2(a)(i) (Option Exercise for Research Programs) with respect to each Research Program and/or [***] CD3 Products under Section 3.2(a)(ii) (Option Exercise Under the CD3 License) with respect to the same Target, Cullinan, in its sole discretion, may elect to specify more than [***] Program Antibodies with respect to the corresponding Research Program or CD3 Products with respect to the corresponding Target as Optioned Antibodies, and if Cullinan so elects, the Option Fee with respect to such Research Program will be increased by [***] for each additional Program Antibody or CD3 Product selected by Cullinan.

(iv)    Option Exercise for Multispecifics other than CD3 Products. If one or more Research Programs involve Program Antibodies against more than one Target or combination of Targets, then an Option must be exercised for each Target or combination of Targets; provided, however, that the aggregate Option Fee will not exceed the aggregate Option Fee that would have been paid if the Option had been exercised with respect to Research Programs for each individual Target. By way of example, in the event that Adimab delivers Program Antibodies against Target A, Program Antibodies against Target B, and bispecific Program Antibodies against both Targets A and B, then Cullinan would have the opportunity (but not the obligation), in its sole discretion, to exercise Options with respect to (i) up to [***] (or more) Program Antibodies against Target A, (ii) up to [***] (or more) Program Antibodies against Target B, or (iii) up to [***] (or more) bispecific Program Antibodies against Targets A and B; provided, however, that in the event that Cullinan exercised the Options for up to [***] (or more) Program Antibodies against Target A pursuant to clause (i) and up to [***] (or more) Program Antibodies against Target B pursuant to clause (ii), then no additional Option Fee would be due pursuant to clause (iii) with respect to exercise of the Option for bispecific antibodies combining Program Antibodies for which the Options were exercised pursuant to clauses (i) and (ii).

(v)    Disclosed Antibody Sequences. Notwithstanding the provisions of Section 5.4(c) (Program Antibody Patents), in the event that Cullinan claims the sequences of one or more Program Antibodies discovered in a Research Program (e.g., through the publication of a Program Patent), then the Option will be deemed to have been exercised with respect to such Research Program, the Program Antibodies for which the sequences were disclosed will be Optioned Antibodies, and Cullinan will promptly pay the applicable Option Fee.

(b)    Development and Commercialization License and Assignment.

(i)    Assignment. Effective on Cullinan’s exercise of the Option, Adimab and its Affiliates hereby assign to Cullinan, subject to the terms and conditions of this Agreement, all right, title and interest in and to all applicable Optioned Program Antibody Patents, the transfer of which shall occur automatically without any further action required by either Party or any of their respective Affiliates. Notwithstanding the foregoing, Adimab agrees, on behalf of itself and its Affiliates, to cooperate in executing related confirmatory assignments upon the reasonable request of Cullinan.

(ii)    License. Subject to Section 3.3 (Comparison of Program-Benefited Antibodies to Other Antibodies), effective on Cullinan’s exercise of the Option, Adimab and its Affiliates hereby grant to Cullinan and its Affiliates, for each Research Program, a worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable through multiple tiers (solely as provided in Section 3.2(b)(iii) (Licensees)) license under the Adimab CD3 IP, Adimab Platform Patents, Adimab Platform Technology, Adimab Platform Technology Improvements, and Adimab’s and its Affiliates’ interest in Program Inventions and Program Patents, in the Field, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export Optioned Antibodies and Products during the Term; provided, however, that such license excludes Excluded Technology.

(iii)    Licensees. Cullinan will not license or sublicense (or grant an option to a license or sublicense to) any Non-Optioned Antibody, and any license of any Optioned Antibody and, other than with respect to any Third Party Contractor, any direct or indirect license or sublicense of the rights granted under this Section 3.2(b) (Development and Commercialization License and Assignment) (and any option to acquire such a license or sublicense) shall be made solely pursuant to a written agreement (a “Licensee Agreement”) that is consistent with all relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with all applicable terms of this Agreement, including Section 9.4 (Commitments Regarding Program-Benefited Antibodies) hereof, and which require such Licensees to indemnify Adimab Indemnitees to the same extent that such Adimab Indemnitees are indemnified pursuant to Section 8.2 (Indemnification by Cullinan) hereof. Cullinan shall remain responsible for all payments and other performance obligations due under this Agreement, notwithstanding any license or sublicense that it may grant.

3.3    Comparison of Program-Benefited Antibodies to Other Antibodies.

(a)    Comparisons to Existing Cullinan Antibodies Are Permitted. Under the licenses and assignments granted to Cullinan pursuant to Section 3.1(a) (Research License to Cullinan) and Section 3.2(b) (Development and Commercialization License and Assignment), comparison of Program-Benefited Antibodies to other Program-Benefited Antibodies, and Cullinan Antibodies and other antibodies (including commercial and research antibodies) against a Target, or any other agent is permitted (e.g., comparing affinities, specificities, function, etc.) and such Cullinan Antibodies will not be deemed to be Program-Benefited Antibodies by virtue of having conducted such comparisons.

(b)    Use in Screening and Design of New Antibodies is Not Permitted. This Agreement and the licenses and assignments granted to Cullinan pursuant to Section 3.1(a) (Research License to Cullinan) and Section 3.2(b) (Development and Commercialization License and Assignment), specifically exclude the right to (a) discover or optimize antibodies using the Adimab Platform Technology or Adimab Platform Technology Improvements (b) use Program-Benefited Antibodies or Adimab Materials to (i) generate or discover new antibodies, via screening or otherwise or (ii) design new antibodies, via in silico methods or otherwise, except, in the case of either (i) or (ii), for Program-Benefited Antibodies that will be milestone- and royalty-bearing to Adimab under this Agreement.

3.4    License to Adimab. Cullinan hereby grants a worldwide, perpetual, sublicensable, fully paid up, royalty-free, non-exclusive license to Cullinan’s interest in all Cullinan Product Patents that disclose one or more Adimab CD3 Antibodies by sequence to the extent necessary to research, develop, have developed, make, have made, use, sell, offer to sell, import and export such Adimab CD3 Antibodies and products containing such Adimab CD3 Antibodies; provided, however, that (i) such license does not include such Cullinan Product Patents to the extent that they Cover the Grant Back Exclusion and (ii) such license to Cullinan Product Patents is not sublicensable to any Third Party unless such Third Party has granted a license to Adimab to Patents, if any, Controlled by such Third Party (x) which license includes Patents that disclose Adimab CD3 Antibodies, (y) which license is substantially similar in scope to the foregoing license to Cullinan Product Patents, and (z) which license is sublicensable by Adimab to Cullinan.

3.5    Diligent Development and Commercialization. Cullinan shall, itself or through an Affiliate or Licensee, devote Commercially Reasonable Efforts to preclinically develop and, if Cullinan exercises the Option, clinically develop, seek Marketing Approval for, and launch and actively commercialize at least [***] Product that contains a Program-Benefited Antibody discovered in each Research Program.

3.6    No Implied Licenses. Other than the licenses, options and assignments explicitly set forth in this Article 3 (Licenses; Option; Development & Commercialization) or in Article 5 (Intellectual Property), neither Party grants any intellectual property licenses, options or assignments to the other Party under this Agreement. This Agreement does not create any implied licenses.

3.7    Covenant Not to Exceed License. Each Party hereby covenants that it will not practice any Patent or item of Know-How licensed or assigned to it under this Agreement outside the scope of the license to such Party set forth in this Agreement (or any subsequent agreement between the Parties providing for an additional license under such Patent or item of Know-How).

3.8    Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of another jurisdiction), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement (including those set forth in this Article 3 (Licenses; Option; Development & Commercialization) and those described in Article 9 (Term)) by the Party in bankruptcy to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). Notwithstanding anything herein, nothing in this Section 3.7 (Bankruptcy Code) will be read to entitle Cullinan to obtain disclosure of Adimab Platform Technology, whether or not as an “embodiment,” “duplicate,” “update,” or otherwise, at any time, and Cullinan will not under any circumstances notwithstanding anything express or implied in this Agreement be entitled to disclosure of Adimab Platform Technology and Adimab Platform Technology Improvements.

ARTICLE 4

FINANCIAL TERMS

4.1	Access Fees.

(a)    Technology Access Fee. Cullinan will pay to Adimab a one-time, non-creditable, non-refundable technology access fee of [***] within [***] of the Effective Date.

(b)    Annual Access Fee. At the commencement of the CD3 License Term and on each anniversary thereof during the CD3 License Term, Cullinan will pay to Adimab a non-creditable (except pursuant to the proviso in this sentence), non-refundable technology access fee of [***]; provided, however, that Cullinan may deduct up to [***] of the fees paid pursuant to this Section 4.1(b) (Annual Access Fee) from fees due to Adimab under Section 4.2(a) (Research Funding) during the twelve (12) months following payment.

4.2	Research Stage Fees.

(a)    Research Funding. Cullinan will pay Adimab an amount equal to [***] of the actual FTEs expended by Adimab in the performance of its obligations hereunder with respect to the generation, production, and analysis of antibodies (including CD3 Products) during such calendar quarter (at the FTE Rate). At the end of each calendar quarter, Adimab shall deliver to Cullinan a detailed invoice stating the number of FTEs that performed activities under the Research Programs during the prior calendar quarter. Cullinan shall pay all invoices within [***] days of receipt of such invoice. Adimab shall keep adequate books and records of account for the purpose of calculating FTEs and amounts payable to Adimab with respect thereto, and

Cullinan shall have the right to audit such records pursuant to Section 4.10 (Records; Inspection), but reversing the roles of the Parties thereunder, mutatis mutandis. Each Research Plan shall include a forecast setting for the estimated FTEs for such Research Program. If Adimab, in good faith, anticipates that its FTE expenditures will be more than [***] of the forecasted amount in any such Research Plan, Adimab shall cease work on such Research Program until receiving instruction from Cullinan to either (i) permanently cease work on such Research Program, (ii) decrease the amount of work based on a mutually agreed revised Research Plan, and (iii) proceed as planned notwithstanding the overage.

(b)    Delivery Fees.

(i)    Naïve Discovery Delivery Fee. On a Research Program-by-Research Program basis, Adimab will invoice Cullinan for [***] (the “Naïve Discovery Delivery Fee”); provided, however, that in the case of transmembrane protein projects (or other projects which vary substantially in scope and difficulty), the Parties will negotiate in good faith the amount of such delivery milestone payment based on the project. Adimab will send Cullinan an invoice for the Naïve Discovery Delivery Fee at the time of Adimab’s delivery to Cullinan of sequences of an initial panel of Program Antibodies against the Target and Cullinan will pay such amount within [***] of receipt of such invoice. The Naïve Discovery Delivery Fee will only be payable once per Research Program. For clarity, in the case of a Research Program that involves the optimization of a Cullinan Antibody, such Naïve Discovery Delivery Fee under this Section 4.2(b)(i) (Naïve Discovery Delivery Fee) shall not apply.

(ii)    Optimization Completion Fee. On a Research Program-by-Research Program basis, Adimab will invoice Cullinan for [***] (the “Optimization Completion Fee”) (plus an amount equal to any applicable Naïve Discovery Delivery Fee which was not previously paid with respect to such Research Program); provided, however, that in the case of transmembrane protein projects (or other projects which vary substantially in scope and difficulty), the Parties will negotiate in good faith the amount of such Optimization Completion Fee based on the project. Adimab will send Cullinan an invoice for the Optimization Completion Fee at the time of Adimab’s Final Delivery to Cullinan of Program Antibodies against the Target, which shall meet pre-agreed goals as set forth in the Research Plan with respect to affinity, specificity and epitopic coverage. Cullinan will pay such amount within [***] of receipt of such invoice with Adimab’s Final Delivery to Cullinan of Program Antibodies against the Target. The Optimization Completion Fee will only be payable once per Research Program.

(iii)    Multispecific Delivery Fee. On a Research Program-by-Research Program basis, Adimab will invoice Cullinan for an amount equal to the fees due to Adimab pursuant to Section 4.2(a)(ii) (Research Funding for Multispecific Research Programs) (the “Multispecific Delivery Fee”) (plus an amount equal to any applicable Naïve Discovery Delivery Fee and any applicable Optimization Completion Fee, in each case, which was not previously paid with respect to the antibodies contained in the multispecific projects which is the subject of such Research Program). Adimab will send Cullinan an invoice for the Multispecific Delivery Fee at the time of Adimab’s delivery to Cullinan of sequences of a panel of multispecific Program Antibodies against the Targets, and Cullinan will pay Adimab such amount within [***] of receipt of such invoice with Adimab’s Final Delivery to Cullinan of sequences of a panel of multispecific Program Antibodies against the Target. The Multispecific Delivery Fee will only be payable once per Research Program.

(c)    Additional Services. From time to time, Cullinan and Adimab may agree that Adimab will perform additional services which fall outside the scope of a Research Program. Such work may include (to the extent not set forth in an applicable Research Plan under a Research Program), for example, (i) preparation of antigen or other reagents for use in a Research Program in the event that Cullinan does not have such materials itself, (ii) molecular biology work such as the generation of certain constructs (e.g., bispecifics or CAR-Ts) using Cullinan Materials, or (iii) non-cGMP production of antibodies in mammalian cells for use in Cullinan’s research and evaluation of Program Antibodies. In the event that Cullinan and Adimab agree that Adimab will perform such additional work, then Adimab will bill Cullinan an agreed-upon amount for such work, which agreed-upon amount may be comprised of one or more of the following: (x) reimbursement for FTEs expended by Adimab at the FTE Rate, (y) a fixed payment for provision of the services, and (z) a delivery fee for completion of such work. This Agreement will govern the performance of such additional services.

(d)    Antibody Delivery Failure. With respect to Research Programs that involve the initial discovery of Program Antibodies (as opposed to the optimization of a Cullinan Antibody), Adimab shall refund to Cullinan [***] of the fee paid under Section 4.2(a)(i). (Research Funding for Discovery and Optimization of Antibodies) with respect to a Research Program, other than a Multispecific Research Program, if Adimab is unable to deliver antibodies binding to the Target for such Research Program in accordance with success criteria set forth in the applicable Research Plan within [***] after the commencement of selection of antibodies under such Research Program. Notwithstanding the foregoing, Adimab shall not be required to refund such amounts with respect to a Research Program to the extent that Adimab’s failure to deliver antibodies binding to the Target for such Research Program within such five (5) month period is a result of (A) a significant delay or failure of Cullinan to perform its activities required under the applicable Research Plan or (B) any modification of the Research Plan requested by Cullinan that increases the activities Adimab is required to perform under the applicable Research Plan or substantially increases the amount of time it takes Adimab to perform its activities under a Research Plan. Has to deliver at least certain # of antibodies.

4.3    Option Fee. In order to exercise the Option under Section 3.2(a)(i) (Option Exercise for Research Programs) or 3.2(a)(ii) (Option Exercise Under the CD3 License), in addition to sending the notice required under Section 3.2(a)(i) (Option Exercise for Research Programs) or 3.2(a)(ii) (Option Exercise Under the CD3 License), Cullinan will pay to Adimab a non-creditable, non-refundable option exercise fee of [***] for such Research Program (an “Option Fee”), as adjusted in accordance with Section 3.2(a) (Option) in the event that Cullinan elects to exercise the Option with respect to more than [***] Program Antibodies, plus an amount equal to any applicable Delivery Fee which was not previously paid with respect to such Research Program.

4.4    Milestone Payments.

(a)    Milestone Events. On a Product-by-Product basis, Cullinan will report in writing to Adimab the achievement of each event (each, a “Milestone Event”) and pay the corresponding milestone payment (each, a “Milestone Payment”) to Adimab, each within [***] (or within [***] in the event that the relevant Milestone Event is achieved by a licensee or sublicensee of Cullinan) after the achievement of the corresponding Milestone Event in the following table:

Milestone Event	Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Phase I Clinical Trial Milestone discount. [***].

(c)    Catch-Up Payments. Milestone Payments are payable one time per Product, the first time each Milestone Event is achieved for such Product, regardless of whether a Product covers more than one Target or is comprised of one or more Program-Benefited Antibodies. If a later-stage clinical Milestone Event is achieved for any Product without one or more earlier-stage clinical Milestone Events having been achieved for that Product, then Cullinan will pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the most recently achieved clinical-stage Milestone Event. If a Milestone Event related to filing for Marketing Approval is achieved without one or more of the clinical Milestone Events being achieved, then Cullinan will pay the Milestone Payment(s) for such previous clinical Milestone Event(s) along with the payment for the first Milestone Event related to filing for Marketing Approval.

(d)    Back-Up Candidates. Cullinan may designate a Product as a Back-Up Candidate to another Product designated by Cullinan as a Lead Product, which Lead Product is further in development than the Back-Up Candidate and is directed to the same Target (or, with respect to a Multispecific Product, the same set of Targets) as the Back-Up Candidate. In the event that a Milestone Event that was already achieved with respect to a Lead Product is also achieved with respect to a Back-Up Candidate to such Lead Product prior to receipt of Marketing Approval for the Lead Product, then Cullinan’s obligation to pay the corresponding Milestone Payment with respect to the achievement of the applicable Milestone Event with respect to such Back-Up Candidate will be deferred until receipt of Marketing Approval of the Lead Product. If Cullinan continues to develop such Back-Up Candidate after receipt of Marketing Approval for the Lead Product, all deferred Milestone Payments for such Back-Up Candidate will become payable within [***] after receipt of such Marketing Approval and all subsequent Milestone Payments for such Back-Up Candidate will be payable within [***] (or within [***] in the event that the relevant Milestone Event is achieved by a licensee or sublicensee of Cullinan) after achievement of the corresponding Milestone Event with respect to such Back-Up Candidate. If Cullinan discontinues all development activities with respect to a Back-Up Candidate upon Marketing Approval of the Lead Product and provides Adimab with written notice thereof within [***] after receipt of such Marketing Approval, Cullinan will not be obligated to pay the deferred Milestone Payments for such Back-Up Candidate. If Cullinan continues to develop such Back-Up Candidate after discontinuation of development of the Lead Product (but prior to Marketing Approval of such Lead Product), Cullinan will not be obligated to pay any Milestone Payments already paid with respect to such Lead Product, but all Milestone Payments for subsequent, previously unachieved Milestone Events achieved with respect to such Back-Up Candidate that were not paid to Adimab with respect to such Lead Product will be payable within [***] after achievement of any subsequent, previously unachieved (with respect to the Lead Product) Milestone Event by the Back-Up Candidate.

(e)    Milestone Payments for Optimized Cullinan Products and Blended Multispecific Products. Notwithstanding the foregoing, and subject to Section 4.4(f) (Milestone Payments for Products Containing Identical Program-Benefited Antibodies), [***].

(f)     Milestone Payments for Subsequent Products. Notwithstanding the foregoing, for any given Product (each, a “Subsequent Product”) [***] (an “Original Product”) for which a given Milestone Event has been achieved and the corresponding Milestone Payment has been paid for such earlier Product, and (y) does not contain or comprise any Program-Benefited Antibodies which were not in an Original Product, then the following shall apply: [***].

4.5	Royalties.

(a)    Royalty Payments. As to each Product sold during the applicable Royalty Term, on a Product-by-Product basis, Cullinan will pay Adimab the following royalties, based on the royalty rate applicable to the relevant portion of annual worldwide Net Sales for such Product (“Royalty Payments”):

Portion of Worldwide Calendar Year Net Sales	Royalty Rate
[***]	[***]
[***]	[***]

Notwithstanding the foregoing, Royalty Payments for [***] of annual worldwide Net Sales of such Products during the applicable Royalty Term for such Products.

(b)    Adjustment for Third Party IP. If Cullinan (or an Affiliate or Licensee of Cullinan) enters into any Third Party Intellectual Property Licenses, then [***] of the amounts actually paid to the Third Party under the Third Party Intellectual Property License in any given calendar quarter in any given country may be offset against the Royalty Payment or Milestone Payment, if any, that would otherwise have been payable to Adimab hereunder; provided, however, that in no event will the royalty owed to Adimab be reduced by more than [***] of the payment which would otherwise be due hereunder. It is understood, agreed and acknowledged that Adimab’s allowing Cullinan to claim the credit of this Section 4.5(b) (Adjustment for Third Party IP) as to any particular Third Party Patent License: (i) does not mean Adimab believes that the licensed Patents are valid and were infringed or Cover any aspect of the discovery or optimization work by Adimab; (ii) does not mean Adimab agrees with Cullinan’s opinion as to the likelihood of success of a claim of such infringement or Coverage; (iii) does not mean that Adimab believes Cullinan’s opinion as to any of the foregoing is reasonable; and (iv) is not and will not be under any circumstances construed as an admission of any kind. Adimab may have many reasons not to challenge any given assertion of the credit of this Section 4.5(b) (Adjustment for Third Party IP) by Cullinan, including: (1) maintaining good relations with a counterparty; (2) an assessment that the costs of the credit are outweighed by the benefits of Cullinan having a license in place that makes it feel comfortable to proceed with the Product (resulting in a greater likelihood of milestones and royalties being paid to Adimab); (3) resource limitations that make it impracticable to challenge Cullinan’s assertion of such credit even though Adimab may disagree whether this is proper; and (4) other reasons other than thinking that the licensed Third Party Patents Cover or were infringed by any aspect of the discovery or optimization work.

(c)    Know-How Royalty. For clarity, the Patent licenses granted to Cullinan under this Agreement are non-royalty-bearing and the Parties have negotiated Royalty Payments based on the value of the Know-How (primarily in the form of trade secrets that Adimab represents are valid and proprietary to Adimab as of the Effective Date) used in the generation of Optioned Antibodies that are assigned to Cullinan hereunder with the expectation that Cullinan will obtain its own Patent protection for Products.

4.6    Quarterly Payment Timings. All Royalty Payments due under Section 4.5 (Royalties) will be paid [***]within [***] (or within [***] in the event that Net Sales are generated by a licensee or sublicensee of Cullinan) after the end of the relevant calendar quarter for which royalties are due.

4.7    Royalty Payment Reports. With respect to [***], within [***] (or within [***] in the event that Net Sales are generated by a licensee or sublicensee of Cullinan) after the end of the calendar quarter, Cullinan will provide to Adimab a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales. The report will provide all such information on a country-by-country and Product-by-Product basis; [***].

4.8    Payment Method. All payments due under this Agreement to Adimab will be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder will be made in the legal currency of the United States of America, and all references to “$” or “dollars” will refer to United States dollars (i.e., the legal currency of the United States). Cullinan shall not be responsible for any delayed payment, resulting from Adimab’s failure provide appropriate and accurate account information under this Section 4.8 (Payment Method).

4.9    Taxes. All payments under this Agreement are exclusive of all taxes (such as taxes imposed on the production, sale, delivery or use of a Product, including, without limitation, sales, use, excise or value added taxes) other than income taxes owed by Adimab as a result of the payments made hereunder. Cullinan will make all payments to Adimab under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required on payments made on transactions as a result of the fact that such payments are made from different countries. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any taxes required by applicable law to be withheld or deducted from any royalties, milestone payments or other payments made by Cullinan to Adimab under this Agreement, including by completing all procedural steps, and taking all reasonable measures, to ensure that any withholding tax is reduced or eliminated to the extent permitted under applicable law, including income tax treaty provisions and related procedures for claiming treaty relief. To the extent that Cullinan is required to deduct and withhold taxes on any payment to Adimab, Cullinan will deduct and withhold such taxes and pay the amounts of such taxes to the proper government authority in a timely manner and promptly submit to Adimab an official tax certificate or other evidence of such withholding sufficient to enable Adimab to claim such payment of taxes. Cullinan will provide Adimab with reasonable assistance in order to allow Adimab to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Adimab will provide Cullinan with any tax forms that may be reasonably necessary in order for Cullinan not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Adimab will use reasonable efforts to provide any such tax forms to Cullinan at least [***] prior to the due date identified by Cullinan for any payment for which Adimab desires that Cullinan apply a reduced withholding rate. Cullinan will make all payments due hereunder from the United States.

4.10    Records; Inspection.

(a)    Maintenance of Records. Cullinan will keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of Optioned Antibodies and Products including all records that may be necessary for the purposes of calculating all payments due under this Agreement. Cullinan will make such records available for inspection by an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm selected by Adimab at Cullinan’s premises in the United States on reasonable notice during regular business hours for the sole purpose of verifying the accuracy of Cullinan’s Royalty Payments.

(b)    Audit Rights. At Adimab’s expense no more than once per calendar year, Adimab has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm to perform on behalf of Adimab an audit, conducted in accordance with U.S. generally accepted accounting principles (GAAP), of such books and records of Cullinan as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement. Cullinan may require that such independent accounting firm enter into a customary confidentiality agreement reasonably satisfactory to Cullinan as a condition to obtaining access to such records. Such auditor shall not disclose Cullinan’s confidential information to Adimab, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Cullinan or the amount of payments due by Cullinan under this Agreement. Adimab shall not have the right to audit sublicensee(s) directly, but in connection with an audit of Cullinan under this Section 4.10(b) (Audit Rights), Adimab shall have the right to cause Cullinan to audit the applicable sublicensee(s) using the independent, certified public accountant conducting the audit under this Section 4.10(b) (Audit Rights). Any report provided by Cullinan shall be deemed final and not subject to challenge, except in the event of fraud or other willful misconduct, [***] after the date furnished to Adimab.

(c)    Underpayment. If the audit reveals an underpayment, Cullinan will promptly pay to Adimab the amount of such underpayment plus interest in accordance with Section 4.14 (Late Payments). If the audit reveals that the monies owed by Cullinan to Adimab have been understated by more than [***] for the period audited, Cullinan will, in addition, pay the costs of such audit.

(d)    Confidentiality of Records. Adimab shall treat all information reviewed or received from Cullinan in connection with any inspection or audit pursuant to Section 4.10 (Records; Inspection) as Confidential Information of Cullinan.

4.11    Licensee Reports, Records and Audits. Any agreements with Licensees will include an obligation for the Licensee to (a) maintain records adequate to document and verify the proper payments (including milestones and royalties) to be paid to Adimab; (b) provide quarterly reports to Adimab with sufficient information to allow such verification; and (c) allow Adimab (or Cullinan if requested by Adimab) to verify the payments due (such audit right is not required to be any stronger than that of Section 4.10(b) (Audit Rights)). Cullinan may require that any such audit of a Licensee or sublicensee be conducted as part of an audit by Cullinan of such Licensee or sublicensee, if Cullinan is conducting an audit of the same Licensee or sublicensee for the same reporting period(s).

4.12    Foreign Exchange. If any currency conversion will be required in connection with the calculation of amounts payable hereunder, such conversion will be made using the exchange rates reported on the [***] day prior the payment due date for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Cullinan will provide to Adimab a true, accurate and complete copy of the exchange rates used in such calculation.

4.13    Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.1(b) (Annual Access Fee) or Section 4.5(b) (Adjustment for Third Party IP).

4.14    Late Payments. Any amount owed by Cullinan to Adimab under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the rate of [***] above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as quoted in the Wall Street Journal (or if it no longer exists, a similarly authoritative source) calculated on a monthly basis, or, if lower, the highest rate permitted under applicable law.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1    Ownership and Inventorship.

(a)    Program Inventions and Program Patents.

(i)    Cullinan Product Patents and Cullinan Formats. Cullinan shall solely own, regardless of inventorship, all Cullinan Product Patents and Cullinan Formats.

(ii)    Adimab Platform Technology Patents. Adimab will solely own, regardless of inventorship, all Program Inventions and Program Patents that Cover Adimab Platform Technology Improvements.

(iii)    Ownership of Adimab CD3 Antibodies. Adimab shall solely own, regardless of inventorship, any Adimab CD3 Antibodies, and any Patents Covering them (other than Cullinan Product Patents) and Know-How related thereto, and such Patents are deemed to be Adimab CD3 Patents and such Know-How is deemed to be Adimab CD3 Antibody Know-How.

(iv)    Cullinan Program Inventions. Subject to Section 5.1(a)(iii) (Ownership of Adimab CD3 Antibodies), Cullinan shall solely own all Program Patents and Program Inventions that are [***](collectively, “Cullinan Program Inventions”).

(v)    Program Antibody Patents Prior to Expiration of Evaluation Term. Prior to the expiration of the Evaluation Term, Adimab will own all Program Antibody Patents although Cullinan will direct prosecution in accordance with Section 5.4(c) (Program Antibody Patents).

(vi)    Program Antibody Patents After Expiration of Evaluation Term.

(1)    Optioned Program Antibody Patents. On a Research Program-by-Research Program basis, from and after the date of Option exercise, Cullinan will own, regardless of inventorship, the Optioned Program Antibody Patents, subject to the terms and conditions of this Agreement.

(2)    Program Antibody Patents Disclosing Non-Optioned Antibodies. On a Research Program-by-Research Program basis, from and after the date of expiration of the Evaluation Term, Adimab will continue to own, regardless of inventorship, all Patents that disclose Non-Optioned Program Antibodies. Cullinan will promptly cause such Program Antibody Patents to be abandoned prior to publication in accordance with Section 5.4(c) (Program Antibody Patents).

(vii)    Other Program Patents and Program Inventions. All Program Patents and Program Inventions other than those referred in subsections (i) through (iv) of this Section 5.1(a) (Program Inventions and Program Patents) will be owned based on inventorship. Program Inventions which are made jointly by employees of, or others obligated to assign Program Inventions to, each of Adimab (or its Affiliates) and Cullinan (or its Affiliates) will be owned by Adimab and Cullinan, and either Party is entitled to freely practice and license them without consent of and without a duty of accounting to the other Party. The Parties will cooperate in any decision to patent such Program Invention and the prosecution of any Program Patents Covering such Program Inventions, including equally sharing the cost of Patent prosecution; provided, however, that in the event that one Party declines to participate in the costs of Patent prosecution in any jurisdiction, then such Party shall assign all right, title, and interest in such Patent prosecution to the other Party in such jurisdiction.

(b)    Pre-Existing Patents. To avoid doubt, nothing in this Agreement will alter the ownership of the Parties’ pre-existing Patents.

(c)    Inventorship. Inventorship for purposes of this Agreement, and all intellectual property-related definitions in this Agreement, will be determined in accordance with United States patent law.

5.2    Implementation. Each Party hereby assigns, and shall cause its Affiliates, Licensees and Sublicensees and employees, consultants and agents of any of the foregoing to assign, to the other Party Program Inventions and associated Patents and Know-How as necessary to achieve ownership as provided in Section 5.1 (Ownership and Inventorship). Each assigning Party will execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party. Each Party will perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party or its Affiliates. Each assigning Party will make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) at no charge.

5.3    Disclosure. During the Term, each Party will promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that would be Covered by Program Antibody Patents or in Cullinan’s case that are Adimab Platform Technology Improvements (which, to avoid doubt, are assigned to Adimab under this Agreement). Such disclosure will occur as soon as possible, but in any case within sixty (60) days after the Party determines such Program Inventions have been invented. To avoid doubt, this Section 5.3 (Disclosure) will not be read to require Adimab to disclose Program Inventions constituting Adimab Platform Technology Improvements to Cullinan.

5.4    Program Patent Prosecution and Maintenance.

(a)    Adimab Platform Technology. Adimab will have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Program Patents that Cover Adimab Platform Technology Improvements and Adimab CD3 Antibodies, and all Adimab Platform Patents, all at Adimab’s own expense and in its sole discretion.

(b)    Cullinan Product Patents. Cullinan will have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Cullinan Product Patents and all Program Patents that Cover Cullinan Program Inventions, all at Cullinan’s own expense and in its sole discretion.

(c)     Program Antibody Patents. On a Target-by-Target basis, Cullinan will have the sole right to file and prosecute all Program Antibody Patents, at Cullinan’s expense, and prior to Option exercise, Cullinan will record Adimab as the sole assignee, subject to the remainder of this Section 5.4(c) (Program Antibody Patents). Such right will continue for the duration of the longer of the Evaluation Term and, if Cullinan exercises the Option, the Term, subject to all of the following:

(i)    No Disclosure of Sequences Prior to Option Exercise. Prior to Option exercise, Cullinan will not disclose the sequence of any Program-Benefited Antibody in any Program Antibody Patent, or during the prosecution of any Program Antibody Patent, unless such Program Antibody Patent and prosecution history can be prevented from publishing, under applicable patent laws and/or regulations. Cullinan will request and take all reasonable steps permitted by applicable patent laws and/or regulations to prevent the publication of any Program Antibody Patent prior to Option exercise (e.g., by exercising the Option prior to publication or expressly abandoning such Program Antibody Patent).

(ii)    Abandonment Prior to Publication if No Option Exercise. If Cullinan does not exercise the Option during the Evaluation Term with respect to a Target, then all applications for Program Antibody Patents that were filed (if any) will be abandoned prior to public disclosure. Within [***] after the Evaluation Term expiring, Cullinan will make any and all filings necessary to result in such abandonment without publication (at Cullinan’s expense) and provide documentation thereof to Adimab, and the licenses to such Program Antibody Patents provided to Cullinan under Article 3 (Licenses; Option; Development & Commercialization) will expire as of the expiration of such Evaluation Term.

(iii)    No Disclosure of Non-Optioned Antibodies. If Cullinan does exercise the Option, then Cullinan will ensure that the sequences of Non-Optioned Antibodies will not be published and all Program Antibody Patents that had been filed for such Target that disclose Non-Optioned Antibodies for that Target will be promptly abandoned without being published and within [***] after Option exercise. Cullinan will make any and all filings reasonably necessary to result in such abandonment without publication (at Cullinan’s expense) and provide documentation thereof to Adimab, and the licenses to such Program Antibody Patents provided to Cullinan under Article 3 (Licenses; Option; Development & Commercialization) will expire as of the exercise of such Option.

(iv)    Prosecution of Patents. If Cullinan does exercise the Option, Cullinan will use Commercially Reasonable Efforts to prosecute at least one corresponding Optioned Program Antibody Patent in the United States, Japan, and Europe, and such other countries as, in Cullinan’s reasonable judgment and sole discretion.

(v)    Costs of Prosecution. Cullinan will be solely responsible for all costs of the activities under this Section 5.4(b) (Program Antibody Patents), except to the extent Adimab hires counsel to review and comment on Cullinan’s prosecution, in which case Adimab will be solely responsible for the fees to such counsel.

(vi)    Right to Review. Prior to Option exercise and if after Option execise, with respect to the an initial filing of a Program Antibody Patent, Adimab will have the right to review and comment on prosecution of the Program Antibody Patents, including drafts of patent applications prior to filing such applications with the applicable patent offices, solely for purposes of (x) determining which Adimab employees, if any, are inventors with respect to the claimed subject matter, (y) ensuring that such Program Antibody Patents correctly describe activities undertaken by Adimab, and (z) ensuring that such Program Antibody Patents do not disclose Adimab Platform Technology or Adimab Platform Technology Improvements, and for no other purpose whatsoever. Cullinan will provide Adimab with copies of material correspondence with patent offices relating thereto (including patent applications, office actions and the like) promptly after receipt and drafts of all filings and correspondence with such offices reasonably in advance of Cullinan’s proposed responses or other filings to allow Adimab to review and comment, under this Section 5.4(c)(vi) (Right to Review). After any Option exercise, Cullinan will keep Adimab advised of the status of the Program Antibody Patents annually or more often at Adimab’s reasonable request. For clarity, nothing herein shall require Cullinan to share information with Adimab that is protected by attorney-client privileged, the work product doctrine, or other legal protections preventing disclosure.

(vii)    Responsibility. It is understood and agreed that searching for, identification and evaluation of Third-Party Patents that may apply to any Excluded Technology or Sequence IP, including Patents that apply Program-Benefited Antibodies and Products based on sequence, Target, methods of treatment using any Program-Benefited Antibodies, or the like is the responsibility of Cullinan, and that Adimab will have no responsibility for the foregoing nor liability if any such Third-Party Patents exist.

5.5    Infringement of Patents by Third Parties. After Option exercise, Cullinan will have the sole right, but not the obligation, in its sole discretion, to enforce all Optioned Program Antibody Patents against infringement through activities or conduct of a Third Party. Adimab shall cooperate fully with Cullinan bringing such action including by being joined as a party plaintiff if necessary to obtain standing for such action. Any proceeds received by Cullinan from such enforcement, whether by way of damage awards, settlement, or otherwise, will be deemed to be Net Sales hereunder, in the calendar year that they are received.

5.6    Cooperation of the Parties. At the reasonable request of the responsible Party (as provided for in this Article 5 (Intellectual Property)), the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance (including conducting or participating in inter partes reviews, post grant reviews, covered business method reviews, derivation proceedings, interferences and oppositions and the like) of any Program Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents. Notwithstanding the foregoing, Adimab will not be required pursuant hereto to disclose Adimab Platform Technology to Cullinan or to participate in any action against another Adimab customer.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY

6.1    General Confidentiality Obligations.

(a)    Ownership of Confidential Information. Any and all confidential or proprietary information disclosed to one Party by the other Party under this Agreement, including information regarding additional potential areas of collaboration between the Parties, is the “Confidential Information” of the disclosing Party; provided, however, that, notwithstanding the foregoing, (i) Confidential Information which constitutes Know-How will be owned by the Party which owns such Know-How as a result of the application of Article 5 (Intellectual Property), (ii) information related to Adimab Platform Technology and information embodied in Adimab Materials is Adimab’s Confidential Information, and (iii) information embodied in the Cullinan Materials is Cullinan’s Confidential Information.

(b)    No Requirement to Disclose Adimab Platform Technology or Excluded Technology. Notwithstanding anything to the contrary in this Agreement, Adimab will not be required to disclose any Adimab Platform Technology, including Adimab Platform Technology Improvements, or Excluded Technology to Cullinan except in the case of Excluded Technology, to the extent set forth in a Research Plan. In the event that reports, records or data include disclosure of Adimab Platform Technology, Adimab Platform Technology Improvements, or Excluded Technology, Adimab may redact those portions that would disclose Adimab Platform Technology, including Adimab Platform Technology Improvements, or Excluded Technology prior to delivery to Cullinan or review or inspection by Cullinan.

(c)    Treatment of CDR Sequence Information. To avoid doubt, prior to exercise of the Option, sequence information with respect to the CDRs of Program Antibodies will be deemed the Confidential Information of both Parties. From and after the date of expiration of the Evaluation Term, [***] will be the Confidential Information of Adimab. Nothing herein shall prohibit Cullinan from disclosing sequence information with respect to Program Antibodies with Cullinan’s Third Party Contractors or Cullinan Collaborators prior expiration of the Evaluation Term; provided, however, that such disclosures are in accordance with the terms of Section 6.1(d) (Limits on Use and Disclosure of Confidential Information).

(d)    Limits on Use and Disclosure of Confidential Information. Each Party will receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party will disclose any Confidential Information of the other Party to any Third Party, except as otherwise provided in this Article 6 (Confidentiality; Publicity). Neither Party will use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees, directors, consultants and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person will be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information will be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement will be binding upon its employees and contractors involved in the activities contemplated hereby and that it will be liable for any breach by its employees or contractors. Each Party will take all steps necessary to ensure that its employees and contractors will comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use will survive, and remain in effect for a period of [***] from, the termination or expiration of this Agreement in accordance with Article 9 (Term).

6.2    Exclusions from Nondisclosure Obligation. Information will not be considered Confidential Information and the nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) will not apply to the extent that the receiving Party can establish by competent written proof that it: (a) at the time of disclosure is publicly known; (b) after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party; (c) was in such Party’s possession at the time of the earlier of disclosure hereunder; (d) is received by such Party from a Third Party who has the lawful right to disclose the Confidential

Information and who will not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or (e) is independently developed by such Party (i.e., without reference or access to Confidential Information of the disclosing Party).

6.3    Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order of a court of competent jurisdiction, to disclose any Confidential Information of the other Party, the Party which is required to disclose the Confidential Information of the other Party (a) will give reasonable advance written notice to the other Party, (b) will make a reasonable effort to assist the other Party to obtain a protective order limiting or eliminating any disclosure and requiring that any Confidential Information so disclosed be used only for the purposes for which the law, regulation or order required, and (c) will use and disclose the Confidential Information solely to the extent required by the law, regulation or order of a court of competent jurisdiction.

6.4    Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party will be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the U.S. Securities and Exchange Commission (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and will provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party will seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5    Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party will return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party; provided, however, that such receiving Party may retain one (1) copy of each document or description thereof in its files for the sole purpose of maintaining a record of what it received in confidence and to comply with its confidentiality obligations hereunder; and that the obligation of the receiving Party to return Confidential Information pursuant to this Section 6.5 (Return of Confidential Information) will not apply (a) to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup, provided, however, that it is only accessible to receiving Party’s permitted recipients that are responsible for maintaining the receiving Party’s electronic backup services, and (b) to Confidential Information or copies thereof which must be retained pursuant to mandatory applicable law. Any Confidential Information retained will continue to be subject to the terms of this Agreement.

6.6    Publicity.

(a)    Press Releases. Subject to Cullinan’s written approval of the language, not to be unreasonably withheld or delayed, Adimab may publish a press release disclosing the existence (but not the financial terms or other terms) of this Agreement. Other than repeating information in such press release (or any subsequent mutually agreed press release), neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder in which the other Party is identified, without giving the other Party the opportunity to approve such press release.

(b)    Announcement of Subsequent Events. The Parties recognize the importance of announcing the exercise of any Option and the achievement of Milestone Events, and agree that Adimab may disclose these occurrences. At Adimab’s discretion, Adimab will propose the text of an Adimab press release to announce each such event and Cullinan will have the opportunity to review and approve such text (such approval not to be unreasonably withheld). For clarity, Cullinan is free to disclose the achievement of significant development events without the prior approval of Adimab, and where not unreasonably cumbersome, Cullinan will include in such disclosure recognition of Adimab as the source of the Program Antibodies in such Products.

(c)    Bundled Press Releases. It is understood and agreed that Adimab sometimes issues press releases that group multiple achievements of Adimab (such as expanded collaborations, option exercises, and achievement of milestones). It is understood and agreed that Adimab may choose to group text from an approved press release, or the announcement of Option exercise and/or achievement of a Milestone Event, with other accomplishments or events not relating to this Agreement and, in such event, the only portion of the press release as to which Cullinan will have a consent right (such consent not to be unreasonably withheld) will be those portions that relate to this Agreement.

(d)    Acknowledgement. In public disclosures (e.g., press releases, posters, publications) regarding Program Antibodies or Products, where reasonably appropriate, Cullinan will acknowledge that such Program Antibodies or Products were discovered or optimized, as applicable, using “the Adimab Platform”, and will include Adimab co-authors, as appropriate in accordance with standard industry practice. Adimab will provide an electronic version of its logo for use in such contexts by Cullinan upon request.

(e)    Publication. Cullinan may publish or present the results of any Research Program and/or the results of evaluation of Program Antibodies (including during the applicable Evaluation Terms), in each case solely with respect to Program Antibodies and/or their Target(s), subject to the prior review by Adimab for patentability and protection of Adimab’s Confidential Information as provided in this Section 6.6(e) (Publication) and without disclosing Adimab Confidential Information (including sequence information that is Adimab’s Confidential Information) (and subject to Section 6.2 (Exclusions from Non-Disclosure Obligation)) unless approved of in advance in writing by Adimab in its sole discretion. During the applicable Evaluation Terms, Cullinan will provide to Adimab the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover such results. Adimab will respond in writing promptly and in no event later than [***] after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek (i) patent protection or (ii) delete Adimab Confidential Information. In the event of concern, during the applicable Evaluation Terms, Cullinan agrees not to submit such publication or to make such presentation that contains such information until Adimab is given a reasonable period of time (not to exceed [***]) to seek patent protection for any material in such publication or presentation that it believes is patentable and that it has the right to patent, or to resolve any other issues, and, in any case, Cullinan will remove from such proposed publication any Confidential Information of Adimab as requested by Adimab.

6.7    Certain Data. The Parties recognize the need for Adimab to advance and disclose the general capabilities of the Adimab Platform Technology. In connection therewith, notwithstanding this Article 6 (Confidentiality; Publicity), without disclosing Cullinan’s identity, the identity or class of the Target (or the sequence of any Program Antibody, Adimab will be entitled to use and disclose generally Program Antibody attributes and Program Inventions, including the following: (a) Program Antibody binding affinities, (b) expression range regarding Program Antibodies, (c) germline distribution of Program Antibodies, (d) Program Antibody format (e.g., monoclonal, Morrison multispecific, etc.), (e) developability data (e.g., polyspecificity, expressibility, and aggregation data), and (f) stage of development of Program-Benefited Antibodies (e.g., “preclinical” or “Phase I”).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1    Mutual Representations. Each of Adimab and Cullinan hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and will not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2    Representations of Adimab. Adimab hereby represents and warrants to Cullinan that, as of the Effective Date:

(a)    No Complaints. There are no complaints filed in court or, to Adimab’s knowledge, otherwise threatened, in each case pending relating to Adimab Platform Patents which, if decided in a manner adverse to Adimab, would materially affect Adimab’s practice of the Adimab Platform Technology or Cullinan’s rights as contemplated by this Agreement.

(b)    No Judgments. There are no judgments or settlements against Adimab or its Affiliates or to which it is a party that will materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement. Adimab is not party to any settlement discussions that, if concluded as of the Effective Date, would result in a settlement which would materially affect Adimab’s practice of the Adimab Platform Technology or Cullinan’s rights as contemplated in this Agreement.

(c)    No Misappropriation of Trade Secrets. To Adimab’s knowledge, the conception, development and reduction to practice of the Adimab Platform Technology and the Adimab CD3 IP, as it exists on the Effective Date, have not constituted or involved the misappropriation of trade secrets, know-how or similar rights or property of any person.

(d)    No Infringement. In Adimab’s reasonable judgment, the practice of the Adimab Platform Technology and the Adimab CD3 IP, as practiced by Adimab as of the Effective Date and as Adimab intends to practice it hereunder, does not infringe a valid, issued Patent (or the claims of a pending published Patent application which Adimab, in its reasonable judgment, deems likely to issue in their current form) owned by a Third Party of which Adimab has knowledge.

(e)    Exclusion of Excluded Technology and Sequence IP. Notwithstanding the foregoing, Adimab specifically excludes any representations with respect to any (i) Excluded Technology or (ii) Sequence IP other than with Sequence IP with respect to Adimab CD3 Antibodies.

7.3    DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTION 7.1 (MUTUAL REPRESENTATIONS) AND SECTION 7.2 (REPRESENTATIONS OF ADIMAB), EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE OR THAT ANY PROGRAM PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE OR THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT HEREUNDER WILL BE SUCCESSFUL.

ARTICLE 8

INDEMNIFICATION

8.1    Indemnification by Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Cullinan, its Affiliates, and their directors, officers, agents and employees (collectively, “Cullinan Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third-Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to (a) any breach of a representation or warranty made by Adimab under Article 7 (Representations and Warranties), (b) a material breach of any of Adimab’s obligations under this Agreement, or (c) the negligence or willful misconduct of Adimab Indemnitees, except, in each case, to the extent of any Losses (for which Cullinan is required to Indemnify Adimab pursuant to Section 8.2 (Indemnification by Cullinan).

8.2    Indemnification by Cullinan. Cullinan hereby agrees that it and its Licensees will Indemnify Adimab, its Affiliates, and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) any breach of a representation or warranty made by Cullinan under Article 7 (Representations and Warranties), (b) Cullinan’s research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Program-Benefited Antibodies or Products (but, for clarity, excluding activities conducted by Adimab under this Agreement other than the use of Cullinan Materials, including the practice of the Adimab Platform Technology pursuant hereto), (c) Adimab’s use of any Cullinan Materials, (d) the use by Cullinan or its Licensees of any Excluded Technology or Third Party Sequence IP, and (e) material breach of the contractual obligations of Cullinan pursuant to this Agreement, except in each case to the extent of any Losses for which Adimab is required to Indemnify Cullinan pursuant to Section 8.1 (Indemnification by Adimab).

8.3    Indemnification Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or Cullinan Indemnitees (a) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim (but only to the extent and for such period of time such Third Party Claim solely involves monetary damages and as such indemnifying Party agrees in writing with such indemnified Party that the indemnifying Party shall be solely responsible for any and all such monetary damages), (c) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (d) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Section 8.1 (Indemnification by Adimab) and Section 8.2 (Indemnification by Cullinan), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

8.4    Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO SECTION 3.7 (COVENANT NOT TO EXCEED LICENSE), SECTION 9.4 (COMMITMENTS REGARDING PROGRAM-BENEFITED ANTIBODIES), ARTICLE 5 (INTELLECTUAL PROPERTY) OR ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE. IN ADDITION, NOTHING HEREIN SHALL EXCLUDE OR LIMIT LIABILITY FOR DEATH OR PERSONAL INJURY ARISING FROM NEGLIGENT, RECKLESS OR WILLFUL MISCONDUCT OF A PARTY.

ARTICLE 9

TERM

9.1    Term. The term (the “Term”) of this Agreement will commence on the Effective Date and will expire upon (a) in the event that no Option is exercised, the conclusion of the last-to-expire Evaluation Term; or (b) in the event that an Option is exercised, on a country-by-country and Product-by-Product basis on the expiration of the last Royalty Term for a Product in the particular country, in each case, unless earlier terminated by a Party as set forth in this Article 9 (Term). Upon expiration of the Term, on a Product-by-Product and country-by-country basis, all licenses granted to Cullinan hereunder with respect to such Product and country will continue on a non-exclusive, fully paid, worldwide, royalty-free, irrevocable basis, including the right to grant and authorize sublicenses (including through multiple tiers).

9.2    Material Breach. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [***] following written notice from the non-breaching Party to the breaching Party specifying such breach; provided, however, that, with respect to any such material breach of Cullinan’s diligence obligations under Section 3.5 (Diligent Development and Commercialization) that relates to one or more (but not all) of the Major Regions, if such breach remains uncured [***] following notice from Adimab to Cullinan specifying such breach, this Agreement shall not terminate, but Cullinan’s licenses hereunder shall terminate on a Major Region-by-Major Region basis; provided, further, that, if Cullinan’s licenses hereunder terminate in all [***] Major Regions, this Agreement shall also terminate.

9.3    Termination for Convenience. Cullinan may terminate this Agreement at any time, for any reason, upon [***] written notice to Adimab.

9.4    Commitments Regarding Program-Benefited Antibodies.

(a)    Use of Program-Benefited Antibodies During the Evaluation Term. During the Evaluation Term with respect to a Research Program, Cullinan will not seek to or actually research, develop or commercialize any Program-Benefited Antibody, or product containing the foregoing, other than the activities permitted hereunder during the Research Term and the Evaluation Term for the purpose of determining whether or not to exercise the Option for a given Target.

(b)    Use of Program-Benefited Antibodies After Expiration of the Evaluation Term. After the expiration of the Evaluation Term with respect to a Research Program, Cullinan and its Licensees will not research, develop, manufacture or commercialize (i) Program-Benefited Antibodies other than Optioned Antibodies, (ii) Optioned Antibodies except as Products under this Agreement, or (iii) Non-Optioned Antibodies.

(c)    No Use of Program-Benefited Antibodies After Termination. If this Agreement expires or terminates (other than an expiration under Section 9.1 (Term) following an Option exercise after all applicable Royalty Terms have expired), Cullinan covenants that unless Cullinan agrees in writing to pay Adimab the fees set forth in Article 4 (Financial Terms) with respect to products containing a Program-Benefited Antibody as if such products were Products, Cullinan and its Affiliates (i) will not research, develop, manufacture or commercialize any Program-Benefited Antibody or Product containing a Program-Benefited Antibody, (ii) will not license or otherwise grant rights to any entity to do the foregoing, and (iii) will not practice, license, or assign to a Third Party, option to a Third Party, or covenant not to sue a Third Party, with respect to Program Antibody Patents (regardless of inventorship), Program-Benefited Antibodies, or products containing them.

(d)    Payment Commitment for Program-Benefited Antibodies. It is the intent of the Parties that Cullinan and its Licensees will pay the Option Fee, Milestone Payments and Royalty Payments in accordance with Article 4 (Financial Terms) with respect to Program-Benefited Antibodies researched, developed, manufactured and commercialized by Cullinan or its Licensees. Accordingly, the Parties agree that if Cullinan or any of its Licensees researches, develops, manufactures, or commercializes any Program-Benefited Antibody, then Cullinan will pay to Adimab the fees set forth in Article 4 (Financial Terms), including the Option Fee, Milestone Payments and Royalty Payments, as applicable, on the Program-Benefited Antibody as (or as if) a Product under this Agreement. In the event that Cullinan is unwilling or unable to pay such fees to Adimab (because, for example, of the dissolution of Cullinan for bankruptcy or other reasons), then each Licensee will make such payments directly to Adimab. For clarity, in the event of breach of this Agreement (including breach of the other subsections of this Section 9.4 (Commitments Regarding Program-Benefited Antibodies)), the payment obligations described in this Section 9.4(d) (Payment Commitment for Program-Benefited Antibodies) will be in addition to any other remedies available to Adimab as a result of a breach hereof.

9.5    Survival in All Cases. Termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Section 2.3 (Reports; Records), Section 2.4 (Adimab Materials), Section 2.5 (Cullinan Materials), Section 2.6 (Certain Restrictions on the Use of Naïve Libraries and Antibodies), Section 3.6 (No Implied Licenses), Section 3.7 (Covenant Not to Exceed License), Section 4.6 (Quarterly Payment Timings) through Section 4.14 (Late Payments) (with respect to payment obligations outstanding or having accrued as the effective date of termination or expiration), Section 5.1 (Ownership and Inventorship), Section 5.2 (Assignment), Section 5.4 (Program Patent Prosecution and Maintenance), Section 5.5 (Cooperation of the Parties), and Section 7.3 (Disclaimer of Warranties), and Article 1 (Definitions), Article 6 (Confidentiality; Publicity), Article 8 (Indemnification), Article 9 (Term) and Article 10 (Miscellaneous) will survive any expiration or termination of this Agreement.

9.6    Return of Adimab Materials. Cullinan will either return to Adimab or destroy (at Adimab’s reasonable request and direction) all Adimab Materials (other than Adimab Materials relating to Optioned Antibodies) upon expiration or termination of the Evaluation Term without the Option being exercised, and all Adimab Materials on expiration or termination of this Agreement.

9.7    Survival of Licensee Agreements. In the event that: (a) Cullinan has entered into a Licensee Agreement consistent with the terms of this Agreement (including the provisions of Section 3.2(b)(iii) (Licensees); (b) this Agreement is terminated; and (c) such Licensee Agreement is in effect at the time of such termination; then such Licensee Agreement will survive such termination of this Agreement; provided, however, that the Licensee will assume all of Cullinan’s obligations hereunder with respect to the Program-Benefited Antibodies covered by such Licensee Agreement (including those obligations set forth in Section 2.3(b) (Reports By Cullinan) and Section 3.5 (Diligent Development and Commercialization)) and pays to Adimab all amounts that would have been due to Adimab from Cullinan as a result of Licensee’s activities (including those obligations set forth in Article 4 (Financial Terms)) and otherwise accepts Cullinan’s responsibilities hereunder, including those set forth in Section 9.4(Commitments Regarding Program-Benefited Antibodies).

ARTICLE 10

MISCELLANEOUS

10.1    Independent Contractors. The Parties will perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement will be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it will not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership, or agency of any kind.

10.2    Dispute Resolution.

(a)    Initial Dispute Resolution. Either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the Alliance Managers to senior executives of the Parties (for Adimab, its CEO, or his or her designee and for Cullinan, its CEO, or his or her designee) for good-faith discussions over a period of not less than [***] (the “Senior Executives Discussions”). Each Party will make its executives reasonably available for such discussions.

(b)    Disputes Not Resolved Between the Parties. If the Parties are unable to resolve the Dispute through the Senior Executives Discussions within such [***], then either Party may, as the sole and exclusive means for resolving Disputes under this Agreement, proceed to demand confidential arbitration by written notice to the other Party and making a filing with the American Arbitration Association (“AAA”) in accordance with Section 10.2(c) (Arbitration). For clarity, each Party hereby acknowledges that both the fact of and nature of a Dispute is the Confidential Information of both Parties, and any disclosure of the fact of or the nature of such a Dispute would be highly damaging to the non-disclosing Party.

(c)    Arbitration.

(i)    Use of AAA. Any Dispute referred for arbitration will be finally resolved by binding arbitration in accordance with the most applicable rules of the AAA and judgment on the arbitration award may be entered in any court having jurisdiction.

(ii)    Selection of Arbitrators. The arbitration will be conducted by a panel of three (3) people experienced in the business of biopharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, then any arbitrator chosen under this Agreement will have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge as applied to the pharmaceutical industry. If the issues in dispute involve patent matters, then at least one (1) of the arbitrators will be a licensed patent attorney or otherwise knowledgeable about patent law matters. Within thirty (30) days after a Party demands arbitration, each Party will select one person to act as arbitrator, and the two Party-selected arbitrators will select a third arbitrator within [***] after their own appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator will be appointed by the AAA. The place of arbitration will be Boston, Massachusetts. All proceedings and communications as part of the arbitration will be in English. Following selection of the third arbitrator, the arbitrators will complete the arbitration proceedings and render an award within [***] after the third arbitrator is appointed.

(iii)    Costs. Each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees for arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv)    Confidentiality of Process and Awards. Except to the extent necessary to confirm an award or as may be required by law, regulation, or the requirement of any exchange on which a Party’s shares are traded, neither Party will disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

(v)    Statute of Limitations. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under Massachusetts law.

10.3    Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws principles.

10.4    Entire Agreement. This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5    Assignment. Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentences. Either Party may assign this Agreement in its entirety without such consent to the successor to all or substantially all of its stock or assets to which this Agreement relates in connection with its merger with, or the sale of all or substantially all of its stock or assets to which this Agreement relates to, another entity, regardless of the form of the transaction. In addition, Cullinan may assign its rights and obligations under this Agreement in-full or in-part on a Target-by-Target and field-by-field basis, without the advance written consent of Adimab, to any Affiliate or Third Party to which Cullinan licenses or assigns all or substantially all of its material assets that are specific to antibodies directed to such Target (including any related Patents, Optioned Antibodies and Products) or field. Further, upon written request by Cullinan, the Parties shall negotiate a separate agreement to be signed between the Parties and such Affiliate or Third Party addressing solely the rights and obligations in relation to such Target or field (and its related Know-How, Patents, Optioned Antibodies and Products), and such Target or field shall no longer be subject to this Agreement with any conforming changes to be reflected in an amendment to this Agreement (e.g., removing the applicable Target or field). In addition, Adimab may assign this Agreement or any of its rights under this Agreement, without Cullinan’s consent, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and will be null and void.

10.6    Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect, and the Parties will substitute for the unenforceable provision a mutually agreed enforceable provision that conforms as nearly as possible with the original intent of the Parties.

10.7    Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer than [***].

10.8    Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if delivered by express delivery service or personally delivered, and such notice will be deemed to have been given upon receipt. Unless otherwise specified in writing, the addresses of the Parties will be as described below.

If to Adimab:

Adimab, LLC

[***]

[***]

[***]

with a required copy to:

[***].

In the case of Cullinan:

Cullinan Management, Inc.

[***]

[***]

[***]

10.9    Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10    Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor used to be used to interpret, the meaning of the language contained in the particular Article or Section.

10.11    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12    Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party will remain responsible and be guarantor of the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement will be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement will be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and will (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates will be jointly and severally liable for their performance under this Agreement.

10.13    Counterparts. This Agreement may be executed in one or more identical counterparts, each of which will be deemed to be an original, and which collectively will be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement to be effective as of the Effective Date. The Parties acknowledge that the signature date below may not be the Effective Date.

CULLINAN MANAGEMENT, INC.:		ADIMAB, LLC:

By:	/s/ Owen Hughes	By:	/s/ Tillman Gerngross
Name:	Owen Hughes	Name:	Tillman Gerngross
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	11/29/2018	Date:	11/28/2018

EXHIBITS LIST

A – TARGET QUESTIONNAIRE

B – FORM OF RESEARCH PLAN

C – FORM OF SEMI-ANNUAL PROGRAM UPDATE

1

EXHIBIT A – TARGET QUESTIONNAIRE

Partner Completed Target Questionnaire

[***]

2

Exhibit B – Form of a Research Plan

Partner Work Plan

[***]

3

Exhibit C – Form of Cullinan Semi-Annual Program Update

[***]

4